Exhibit 15

October 29, 2008

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the 2006 Employee Restricted Stock Plan of MCG Capital Corporation of our report dated October 29, 2008 relating to the unaudited condensed consolidated interim financial statements and schedules of MCG Capital Corporation that are included in its Form 10-Q for the three and nine month periods ended September 30, 2008 and 2007.

/s/ Ernst & Young LLP